Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into between CTC Media, Inc., a Delaware corporation (the “Company”), and Alexander Rodnyansky.  The parties agree as follows:

1.                                       Last Date of Employment.  Mr. Rodnyansky’s last day of employment with the Company shall be August 1, 2009 (the “Separation Date”).   The termination of his employment with the Company is at the election of Mr. Rodnyansky pursuant to Section 7(c) of the Amended and Restated Employment Agreement entered into between the Company and Mr. Rodnyansky as of October 8, 2008 (the “Employment Agreement”).  The Company hereby waives the required notice period under such Section 7(c).

2.                                       Employment Agreement.  Up to and including the Separation Date, the Employment Agreement shall remain in full force and effect.

3.                                       Separation Benefits.  The Company shall pay Mr. Rodnyansky any vacation pay in respect of vacations days accrued by untaken through the Separation Date, less all applicable taxes and withholdings, in one lump sum payment promptly following the Separation Date; in addition, Mr. Rodnyansky shall continue to have use of his current Company car until October 31, 2009 (together, the “Separation Benefits”). Mr. Rodnyansky acknowledges and agrees that, other than the foregoing, from the Separation Date, Mr. Rodnyansky is entitled to no other salary, bonus, consideration and/or benefits under the Employment Agreement or any other employment agreement between Mr. Rodnyansky and any of the Company’s direct or indirect subsidiaries (together with the Company, collectively, the “Group”).  It is acknowledged that in accordance with Russian law those Russian members of the Group that employ Mr. Rodnyansky may be required to enter into agreements with Mr. Rodnyansky regarding the termination of his employment with such Group members.  To the extent that Russian law requires any member of the Group to make any severance, separation or termination payments to Mr. Rodnyansky pursuant to such agreements or otherwise, the aggregate amount of such payments shall be deducted from the payment to be made to Mr. Rodnyansky pursuant to this Section 3.

4.                                       Board Membership.

(a)                                  Notwithstanding clause (i) of Section 3 of the Employment Agreement, Mr. Rodnyansky shall not be obligated to resign (and shall not be deemed to have resigned)

from the Company’s board of directors upon the termination of his employment with the Company on the Separation Date.

(b)                                 The second sentence of Section 3 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Mr. Rodnyansky hereby irrevocably resigns from the Board on the earliest to occur of (i) ninety (90) days following receipt by Mr. Rodnyansky of written notice from either the Company, MTG or Alfa stating that either or both of MTG or Alfa no longer support his remaining a member of the Board and (ii) Mr. Rodnyansky’s failure to receive, at any meeting of the shareholders of the Company at which a proposal for the re-election of Mr. Rodnyansky as a member of the Board is being voted upon, a simple majority of the votes cast in person or by proxy at such meeting.”

5.                                       Non-Competition and Non-Solicitation.

(i)                                     The introductory clause of paragraph (a) of Section 9 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“During the term of the Executive’s employment and/or service on the Board of Directors of the Company, and for a period of two (2) years after the termination of his service on the Board of Directors of the Company, the Executive will not directly or indirectly:”

Mr. Rodnyansky acknowledges his obligations to comply with the non-competition and non-solicitation provisions set forth in Section 9 of the Employment Agreement, as so amended, shall remain in full force and effect following the Separation Date.

6.                                       Proprietary Information.  Mr. Rodnyansky acknowledges his obligation to keep confidential all non-public information concerning the Group which he acquired during the course of his employment with the Company, as stated more fully in Section 10 of the Employment Agreement, which remains in full force and effect.  Mr. Rodnyansky further acknowledges and agrees that such obligation shall continue in full force and effect both from the date hereof through the Separation Date and after the Separation Date.

7.                                       Return of Company Property.  Mr. Rodnyansky agrees to return on or before the Separation Date all equipment and property belonging to the Group including, but not limited to, any Group credit card (and to be responsible for all non-business related expenses).  Notwithstanding the foregoing, Mr. Rodnyansky may retain the luxury sedan provided for by Section 5(f) of the Employment Agreement following the Separation Date, and shall return such car on or before October 31, 2009.

8.                                       Release.

(i)                                     Release by Executive.

(a)                                  In consideration of the payment of the Separation Benefits, Mr. Rodnyansky hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, and its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which Mr. Rodnyansky ever had, could have had or now has against the Released Parties, whether known or unknown, suspected or unsuspected, under or in connection with the Employment Agreement.

(b)                                 Notwithstanding any provision of this Release to the contrary,

(i)                                     the Indemnification Agreement between the Company and Mr. Rodnyansky dated as of July 22, 2005 shall continue in full force and effect and, subject to the terms and conditions thereof, Mr. Rodnyansky shall be entitled to all rights and protections afforded to him by such agreement; and

(ii)                                  this Release will in no way affect Mr. Rodnyansky’s rights existing as of the Separation Date under the Stock Option Agreement dated as of July 14, 2006 and the Share Appreciation Rights Agreement dated as of September 16, 2003, each between the Company and Mr. Rodnyansky.

(ii)                                  Release by Company.

In consideration of the foregoing release by Mr. Rodnyansky, the Company hereby irrevocably and unconditionally releases, remises and discharges Mr. Rodnyansky, his heirs and administrators, or any of them, from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, account, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses  (including attorney fees and costs) of any kind and nature which the Company ever had, could have had or now has against Mr. Rodnyansky whether known or unknown, suspected or unsuspected, under or in connection with the Employment Agreement.  Notwithstanding any provision of this Release to the contrary, the Employment Agreement shall continue in full force and effect in accordance with the terms thereof, as amended hereby, and, subject to the terms and conditions thereof, the Company shall be entitled to all rights and protections afforded to it by such agreement.

9.                                       Amendment.  This Agreement shall be binding upon the parties and may only be abandoned, supplemented, changed or modified in any manner in writing.

10.                                 Applicable Law; Jurisdiction.  This Agreement shall be governed exclusively by the laws of the State of Delaware, without regard to conflict of laws provisions.

11.                                 Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the termination of the Employment Agreement, and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

12.                                 Counterparts.  This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

13.                                 Resignation of Group Positions.  Subject to Section 3 of the Employment Agreement as amended above, from and following the Separation Date, Mr. Rodnyansky agrees, at the request of the Company and from time to time, to tender his written resignation from any director or officer positions he holds in any of the companies within the Group.  The Company agrees not to make any claims against Mr. Rodnyansky in connection with his holding positions as an officer and/or director of any of the Group companies.

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IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

CTC MEDIA, INC.		EXECUTIVE

By:	/s/ Anton Kudryashov	/s/ Alexander Rodnyansky
	Anton Kudryashov	Alexander Rodnyansky
Chief Executive Officer

Date:	June 23, 2009	Date:	June 23, 2009

Address:		Address:

15A Pravda

Moscow 125124

Russia

Attn:  Chief Executive Officer